UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2025

Loop Media, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41508	47-3975872
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2600 West Olive Avenue, Suite 54470 Burbank, CA	91505
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 436-2100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Agile Capital Funding, LLC

On March 25, 2025 (the “Agile Agreement Effective Date”), Loop Media, Inc., a Nevada corporation (the “Company”), and Retail Media TV, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Retail Media”), entered into a Subordinated Business Loan and Security Agreement (the “Agile Agreement”) with Agile Capital Funding, LLC, a Virginia limited liability company (the “Agile Lender”), and Agile Capital Funding, LLC, as collateral agent (the “Agile Collateral Agent”). The Agile Agreement provides for the issuance by the Company of a Subordinated Secured Promissory Note (the “Agile Note”) in the principal amount of $800,000.00 (the “Agile Loan”), representing, in part, a refinancing of existing indebtedness to the Agile Lender, which, as previously reported, was incurred by the Company on October 14, 2024 (the “October 2024 Agile Loan”), at a lower factor rate and with a longer repayment period. Of the $800,000.00 proceeds from the Agile Loan, $157,417.50 was used to repay the outstanding balance of principal and interest on the October 2024 Agile Loan, with the balance, net an administration fee, of $602,582.50 being used for general operations. Principal and interest in the aggregate amount of $1,112,000.00 under the Agile Note shall be repaid in weekly payments of $37,066.67 commencing on April 3, 2025, and shall be repaid on or before the maturity date, which is thirty (30) weeks from the Agile Agreement Effective Date, or October 23, 2025 (the “Agile Note Maturity Date”). The Agile Note may be prepaid prior to the Agile Note Maturity Date, subject to a prepayment fee equal to the aggregate and actual amount of interest remaining to be paid through the Agile Note Maturity Date. The Agile Note provides for discounts on prepayment of the Agile Loan, including any partial prepayments, as follows: if paid within thirty (30) days of the Agile Agreement Effective Date, the total aggregate principal and interest due on the New Agile Loan would be $920,000.00; if paid within sixty (60) days of the Agile Agreement Effective Date, the total principal and interest due would be $1,000,000.00; and if paid within ninety (90) days of the Agile Agreement Effective Date, the total principal and interest due would be $1,056,000.00. There can be no assurance that the Company will be able to make any prepayments, in part or in full, within these time frames or at all. Payment under the Agile Note will be subordinated to any future senior indebtedness incurred by the Company after the Agile Agreement Effective Date, as further provided in the Agile Agreement. The Company granted the Agile Collateral Agent a security interest, for the benefit of the Agile Lender, in certain properties, rights and assets of the Company, as set forth in the Agile Agreement. The Agile Collateral Agent shall only be permitted to perfect its interest in and file a financing statement upon an Event of Default (as defined in the Agile Agreement).

The Company agreed to certain covenants under the Agile Agreement, including but not limited to delivery of certain financial statements and providing the Agile Lender with prompt notice upon the occurrence of certain events as set forth in the Agile Agreement. The Company also agreed to certain negative covenants, including but not limited to the creation of additional liens with respect to the collateral and the sale of assets outside of the ordinary course of business, without the prior written consent of the Agile Lender.

The Agile Agreement provides for certain standard events of defaults, including but not limited to the (i) failure to make any required payment under the Agile Note, (ii) occurrence of a material adverse change in the business, operations, or condition of the Company or the Company and its subsidiaries, as a whole, and (iii) the filing of any notice of a lien, levy, or assessment against the Company or its material subsidiaries by any government agency. In addition to the fixed per annum rate that is otherwise applicable under the Agile Note, a default interest rate of 5% will become effective upon the occurrence of an event of default under the Agile Note.

The foregoing descriptions of the Agile Agreement and the Agile Note are not complete and are qualified in their entirety by reference to the full text of such agreements, the forms of which are filed as Exhibits 10.1 and 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Agreement and Loan is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Agile Note issued by the Company and Retail Media in favor of the Agile Lender, dated March 25, 2025

10.1	Agile Agreement among the Company, Retail Media, the Agile Lender and the Agile Collateral Agent, dated March 25, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date:	March 28, 2025	LOOP MEDIA, INC.

		By:	/s/ Justis Kao
Justis Kao, Chief Executive Officer